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                                                                     Exhibit 4.1
                                                                     -----------


                               AMENDMENT NO. 2 TO
                          SHAREHOLDER RIGHTS AGREEMENT

         Amendment, dated as of April 19, 1999 (the "Amendment"), to the Shareholder Rights Agreement, dated as of November 9, 1995 and amended by that certain Amendment No. 1 dated as of March 3, 1999 (the "Rights Agreement"), between Expert Software, Inc., a Delaware corporation (the "Company"), and The First National Bank of Boston (as predecessor to BankBoston, N.A.), a national banking association organized under the laws of the United States (the "Rights Agent").

                               W I T N E S S E T H

         WHEREAS, in accordance with the terms of the Rights Agreement, the Company deems it desirable to make certain amendments to the Rights Agreement; and

         WHEREAS, Section 27 of the Rights Agreement provides that prior to the Distribution Date (as defined therein), the Company and the Rights Agent shall, if the Company so directs, amend or supplement any provision of the Rights Agreement as the Company may deem necessary or desirable without the approval of holders of the Company's common stock, par value $.01 per share (the "Common Stock"); and

         WHEREAS, the Company previously entered into that certain Agreement and Plan of Merger, dated as of March 3, 1999, with Activision, Inc., a Delaware corporation ("Parent") and its wholly-owned merger subsidiary of Parent (the "Original Agreement"), pursuant to which, among other things, the Company will be merged with and into Acquisition Sub and will become a wholly owned subsidiary of Parent; and

         WHEREAS, the parties to the Original Agreement desire to amend and restate the Original Agreement to change the outside date set forth in Section
2.3 of the Original Agreement by which Activision, Inc. may elect to pay cash consideration to the holders of shares of Expert common stock, to provide that Acquisition Sub will be merged with and into the Company and the Company will become a wholly owned Subsidiary of Parent, and to change certain other provisions (such Original Agreement as amended and restated, the "Merger Agreement"); and

         WHEREAS, prior to entering into the Merger Agreement, the Company desires to amend certain provisions of the Rights Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree that the Rights Agreement is hereby amended as follows:


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         1. Section 1(a) of the Rights Agreement is amended by deleting the last paragraph of Section 1(a) in its entirety and inserting a new paragraph thereto which provides as follows:

         "Notwithstanding anything in this Agreement to the contrary, neither Activision, Inc., a Delaware corporation ("Parent"), and Expert Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Acquisition Sub"), nor any of their Affiliates or Associates, shall be deemed to be an Acquiring Person, and no Stock Acquisition Date or Distribution Date shall occur, as a result of the negotiation, execution or delivery of that certain Agreement and Plan of Merger, dated as of March 3, 1999, by and among the Company, Parent and Acquisition Sub, as such may be amended and or restated or supplemented from time to time, including without limitation its amendment and restatement by that certain Amended and Restated Agreement and Plan of Merger dated as of April 19, 1999 by and among the Company, Parent and Acquisition Sub."

         2. TERMINATION OF AMENDMENT. Immediately upon the termination of the Merger Agreement in accordance with its terms, this Amendment shall become null and void and of no further force or effect.

         3. TERMINATION OF RIGHTS AGREEMENT. If, but only if, the Effective Time (as defined in the Merger Agreement) shall occur, then immediately upon the Effective Time the Rights Agreement shall become null and void and of no further force or effect.

         4. COUNTERPART SIGNATURES. This Amendment may be executed in one or more counterparts all of which shall be considered one and the same amendment and each of which shall be deemed to be an original.

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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to Shareholder Rights Agreement to be duly executed as of the day and year first above written.


                                       EXPERT SOFTWARE, INC.



                                       By: /s/ Kenneth P. Currier
                                           -------------------------------------
                                           Name: Kenneth P. Currier
                                           Title: Chief Executive Officer


                                       BANKBOSTON, N.A., (as successor of
                                       The First National Bank of Boston) as
                                       Rights Agent



                                       By: /s/ Tyler Haynes
                                           -------------------------------------
                                           Name: Tyler Haynes
                                           Title: Administration Manager